Exhibit 3.1

The State of Texas
SECRETARY OF STATE

CERTIFICATE OF RESTATED ARTICLES
OF INCORPORATION
OF

EL PASO ELECTRIC COMPANY
CHARTER NO. 10734-0

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Restated Articles of Incorporation for the above named corporation have been received in this office and are found to conform to law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Restated Articles of Incorporation.

Dated:	February 9, 1996
Effective:	February 9, 1996

/s/ Antonio O. Garza, Jr.
Antonio O. Garza, Jr.
Secretary of State	pac

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
EL PASO ELECTRIC COMPANY

ARTICLE ONE

El Paso Electric Company (the “Corporation”), pursuant to the provisions of Articles 4.07 and 4.14 of the Texas Business Corporation Act, as amended (the “TBCA”), hereby adopts Amended and Restated Articles of Incorporation which accurately copy the Corporation’s Restated Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Amended and Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

ARTICLE TWO

Each such amendment made by the Amended and Restated Articles of Incorporation has been effected in conformity with the provisions of the TBCA, and such Amended and Restated Articles of Incorporation and each amendment made by the Amended and Restated Articles of Incorporation were generally approved, in compliance with Article 4.14 of the TBCA, by the “Order and Judgment Confirming the Debtor’s Fourth Amended Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code and Granting Related Relief” dated January 9, 1996 (the “Confirmation Order”) of the United States Bankruptcy Court for the Western District of Texas (Austin Division) (the “Bankruptcy Court”), which confirmed the Fourth Amended Plan of Reorganization of El Paso Electric Company, as modified (the “Plan”), in the case styled In re El Paso Electric Company (Case No. 92-10148-FM (Chapter 11)). The Confirmation Order provides, among other things, for the making and filing of these Amended and Restated Articles of Incorporation by the Corporation’s officers, including the execution hereof by the undersigned officer of the Corporation. The Bankruptcy Court has jurisdiction over the Corporation’s reorganization proceedings under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §101 et seq.

ARTICLE THREE

The amendments effectuate certain changes to the Corporation’s Restated Articles of Incorporation, which changes are summarized in this ARTICLE THREE and are required or permitted by the Plan and the Confirmation Order. The Corporation’s Restated Articles of Incorporation are amended by the Amended and Restated Articles of Incorporation as follows:

A.          The following Articles of the Corporation’s Restated Articles of Incorporation have been amended and are restated in their entirety as indicated in the Amended and Restated Articles of Incorporation. The Amended and Restated Articles of Incorporation are stated in their entirety in ARTICLE FOUR hereof.

1.	Article I of the Restated Articles of Incorporation is amended and restated in its entirety in Article I of the Amended and Restated Articles of Incorporation.

2.	Article II of the Restated Articles of Incorporation is amended and restated in its entirety in Article III of the Amended and Restated Articles of Incorporation.

3.	Article III of the Restated Articles of Incorporation is amended and restated in its entirety in Article VII of the Amended and Restated Articles of Incorporation.

4.	Article IV of the Restated Articles of Incorporation is amended and restated in its entirety in Article II of the Amended and Restated Articles of Incorporation.

5.	Article V of the Restated Articles of Incorporation is amended and restated in its entirety in Article VIII of the Amended and Restated Articles of Incorporation.

6.	Article VI of the Restated Articles of Incorporation is amended and restated in its entirety in Article IV of the Amended and Restated Articles of Incorporation.

7.	Article IX of the Restated Articles of Incorporation is amended and restated in its entirety in Article XI of the Amended and Restated Articles of Incorporation.

8.	Article X of the Restated Articles of Incorporation is amended and restated in its entirety in Article XIII of the Amended and Restated Articles of Incorporation.

9.	Article XI of the Restated Articles of Incorporation is amended and restated in its entirety in Article IX of the Amended and Restated Articles of Incorporation.

B.          The following Articles of the Corporation’s Restated Articles of Incorporation have been deleted in their entirety:

1.          Article VII.

2.          Article VIII.

C.          The following Articles of the Amended and Restated Articles of Incorporation have been added to the provisions of the Corporation’s Restated Articles of Incorporation. These Articles are stated in their entirety in ARTICLE FOUR hereof.

1.          Article V.

2.          Article VI.

3.          Article X.

4.          Article XII.

ARTICLE FOUR

The Corporation’s Restated Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Amended and Restated Articles of Incorporation which accurately copy the entire text thereof and as amended as above set forth:

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
EL PASO ELECTRIC COMPANY

ARTICLE I

NAME

The name of the Corporation is El Paso Electric Company.

ARTICLE II

DURATION

The period of duration of the Corporation is perpetual.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act, as amended (the “TBCA”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is 102,000,000 shares of capital stock, classified as (i) 100,000,000 shares of common stock, no par value (“Common Stock”), and (ii) 2,000,000 shares of preferred stock, no par value (“Preferred Stock”).

The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and Common Stock are as follows:

A.          Provisions Relating to the Preferred Stock.

1.          The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted, as hereinafter prescribed, by the board of directors of the Corporation (“Board of Directors”) or (to the extent permitted by law) by any duly designated committee thereof (“Committee”).

2.          Authority is hereby expressly granted to and vested in the Board of Directors or Committee to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state, to the extent permitted by law, by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a)          whether or not the class or series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(b)          the number of shares to constitute the class or series and the designations thereof;

(c)          the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d)          whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e)          whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(f)          the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the relative rights of priority of such dividends to dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative, partially cumulative or noncumulative, and if cumulative or partially cumulative, the date or dates from which such dividends shall accumulate;

(g)          the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h)          whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions;

(i)          the qualifications, limitations and restrictions, if any, upon the issuance or reissuance of any other class or series of Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up; and

(j)          such other special rights and protective provisions with respect to any class or series as the Board of Directors or Committee may deem advisable.

3.          The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors or Committee may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors or Committee may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

B.          Provisions Relating to the Common Stock.

1.          Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the shareholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

2.          Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Board of Directors or Committee at any time, and from time to time, out of any funds of the Corporation legally available therefor.

3.          In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this paragraph, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

C.          General.

1.          Subject to the foregoing provisions of these Amended and Restated Articles of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors or Committee, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

2.          The Corporation shall have authority to create and issue rights and options entitling their holders to purchase or receive shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors or Committee. The Board of Directors or Committee shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

3.          Cumulative voting shall not be allowed in the election of directors or for any other purpose.

4.          No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures, or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures, or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

5.          Notwithstanding the foregoing, from and after the date these Amended and Restated Articles of Incorporation become effective, the Corporation shall be prohibited from issuing nonvoting equity securities in accordance with and to the extent required by Section 1123(a)(6) of the United States Bankruptcy Code, 11 U.S.C. 101, et seq., as amended. This provision shall have no further force and effect beyond that required by Section 1123(a)(6) and for so long as Section 1123(a)(6) is in effect and applicable to the Corporation.

ARTICLE V

WRITTEN CONSENTS

No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Notwithstanding the foregoing, the provisions of this Article V shall not apply to the holders of any class or series of Preferred Stock created pursuant to Article IV hereof, provided the resolution or resolutions establishing such class or series of Preferred Stock expressly permit the holders of such class or series of Preferred Stock to take any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation or pursuant to the resolution or resolutions establishing such class or series of Preferred Stock without a meeting through a consent or consents in writing setting forth the action so taken or to be taken signed by the holders of such series of Preferred Stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all of the holders of such series of Preferred Stock were present and voted.

ARTICLE VI

MINIMUM CAPITAL

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000, consisting of money, labor done, or property actually received.

ARTICLE VII

REGISTERED AGENT

The address of the registered office of the Corporation is 303 North Oregon Street, El Paso, Texas 79901, and the name of its registered agent at such address is Eduardo A. Rodriguez.

ARTICLE VIII

BOARD OF DIRECTORS

The number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, provided that such number shall be no less than one (plus such number of directors as may be elected from time to time pursuant to the terms of any series of Preferred Stock that may be issued and outstanding from time to time).

The directors of the Corporation, whether now serving as such or hereafter elected (exclusive of directors who are elected pursuant to the terms of, and serve as representatives of the holders of, any series of Preferred Stock), shall be referred to herein as “Classified Directors” and shall be divided into three classes, with the first class referred to herein as “Class 1,” the second class as “Class 2,” and the third class as “Class 3.” If the total number of Classified Directors equals a number divisible by three, then the number of directors in each of Class 1, Class 2, and Class 3 shall be that number of directors equal to the total number of directors divided by three. However, if the total number of Classified Directors equals a number that is not divisible by three, each such class of directors shall consist of that number of directors as nearly equal in number as reasonably possible to the total number of directors divided by three, as determined by the Board of Directors in advance of each respective election of directors by holders of shares of capital stock of the Corporation then entitled to vote in such election. The term of office of the initial Class 1 directors shall expire at the 1997 annual meeting of shareholders, the term of office of the initial Class 2 directors shall expire at the 1998 annual meeting of shareholders and the term of office of the initial Class 3 directors shall expire at the 1999 annual meeting of shareholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders, commencing with the 1997 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the night, voting separately by series or by class (excluding holders of Common Stock), to elect directors, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of these Amended and Restated Articles of Incorporation (including any amendment to these Amended and Restated Articles of Incorporation that designates a series of Preferred Stock), and such directors so elected by the holders of Preferred Stock shall not be divided into classes pursuant to this Article VIII unless expressly provided by such terms.

Any or all Classified Directors may be removed, with cause, at any meeting of shareholders called expressly for that purpose, upon the affirmative vote of the holders of at least 80% of the outstanding shares of each class of capital stock of the Corporation then entitled to vote at an election of such Classified Directors. No Classified Director may be removed without cause. Except as may otherwise be provided by law, cause for removal shall exist only if the director whose removal is proposed (i) has been willfully guilty of significant misconduct or neglect in the discharge of his or her duties hereunder, provided that notice thereof has been given to the director, (ii) has been convicted of any felony or any civil offense involving fraud or moral turpitude by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, other than an offense that in the opinion of the other members of the Board of Directors does not affect such director’s position as a director, (iii) has pled guilty or nolo contendere to any felony or any civil offense involving fraud or moral turpitude, other than an offense that in the opinion of the other members of the Board of Directors does not affect the director’s position as a director, (iv) has been adjudicated by a court of competent jurisdiction to be liable for gross negligence, recklessness or misconduct in the performance of his or her duty to the Corporation in a matter of substantial importance to the Corporation and such adjudication is no longer subject to direct appeal, (v) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his or her ability to serve as a director of the Corporation, and such adjudication is no longer subject to direct appeal or (vi) has missed 5 consecutive meetings of the Board of Directors. Any action for removal must be brought within 90 days of the date on which such conviction or adjudication is no longer subject to direct appeal.

The number of directors constituting the Board of Directors at the time of filing of these Amended and Restated Articles of Incorporation is eight and the name and address of each person who is serving as a director of the Corporation at the time of filing of these Amended and Restated Articles of Incorporation are as follows:

Name	Mailing Address
David H. Wiggs, Jr.	303 N. Oregon El Paso, Texas 79901

Curtis L. Hoskins	303 N. Oregon El Paso, Texas 79901

Sidney G. Baucom	303 N. Oregon El Paso, Texas 79901

Wilfred E. Binns	303 N. Oregon El Paso, Texas 79901

Wilson K. Cadman	303 N. Oregon El Paso, Texas 79901

James A. Cardwell	303 N. Oregon El Paso, Texas 79901

George W. Edwards, Jr.	303 N. Oregon El Paso, Texas 79901

Thomas C. Simpson	303 N. Oregon El Paso, Texas 79901

Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote thereon shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VIII.

ARTICLE IX

LIABILITY OF DIRECTORS

A past or present director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission occurring in the director’s capacity as a director, except to the extent otherwise expressly provided by the laws of the State of Texas, as such laws may now or hereafter exist. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a past or present director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

INDEMNIFICATION AND INSURANCE

The Corporation shall indemnify and advance expenses to and may provide indemnity insurance for persons who are named in any lawsuits or other proceedings as a result of their service to the Corporation as directors or officers of the Corporation to the fullest extent permitted by the laws of the State of Texas as such laws may now or hereafter exist. The Corporation may, but is not required to, indemnify, advance expenses to, and provide indemnity insurance for, persons who are named in any lawsuits or other proceedings as a result of their service to the Corporation as employees or agents of the Corporation to the fullest extent permitted by the laws of the State of Texas as such laws may now or hereafter exist. Any repeal or amendment of this Article shall operate prospectively only and shall not adversely affect any right to receive indemnification which then exists as a result hereof.

ARTICLE XI

BUSINESS COMBINATIONS

A.          Approval of Certain Business Combinations. A Business Combination (as hereinafter defined) shall require (i) only such affirmative vote of the shareholders of the Corporation as is required by law and any other provision of these Amended and Restated Articles of Incorporation, if all of the conditions specified in either Paragraph 1 or Paragraph 2 of this Section A are met, or (ii) in addition to any affirmative vote required by law or these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of shares of capital stock representing at least 80% of the voting power of the then outstanding shares of Voting Stock (as hereafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.

1.          Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined) at a meeting of the Board of Directors that is duly called and held or by unanimous written consent of the members of the Board of Directors in lieu of such a meeting.

2.          Requirements With Respect to Price and Procedure. All of the following conditions shall have been met:

(a)          The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received by holders of shares of Common Stock for each share held by them in such Business Combination shall be at least equal to the higher of the following:

(i)          (if applicable) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder (as hereinafter defined) for any shares of Common Stock acquired by it (A) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the “Announcement Date”) or (B) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher; or

(ii)          the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such date being hereinafter referred to as the “Determination Date”), whichever is higher.

(b)          The consideration to be received by holders of shares of Common Stock in such Business Combination shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of Common Stock. If the Interested Shareholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for Common Stock shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by the Interested Shareholder. The amount of the consideration to be received by holders of shares of Common Stock in accordance with Paragraph 2(a) of this Section A of Article XI shall be subject to appropriate adjustment in the event of any special dividend or other disposition of material assets other than in the ordinary course of business or any stock dividend, stock split, combination of shares or similar event. Whether any consideration satisfies the requirements of this subsection, and the amount of any adjustment to such consideration, shall be determined by vote of a majority of the Disinterested Directors at a meeting of the Board of Directors that is duly called and held or by unanimous written consent of the members of the Board of Directors in lieu of such a meeting.

(c)          After an Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination, such Interested Shareholder shall not have become the beneficial owner of any additional shares of Common Stock, except as part of the transaction that resulted in such Interested Shareholder becoming an Interested Shareholder.

(d)          After an Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided to or by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(e)          A proxy, consent solicitation or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall have been mailed to the holders of Common Stock at least 30 days prior to the consummation of such Business Combination (whether or not such proxy, consent solicitation or information statement is required to be mailed pursuant to such act or subsequent provisions).

B.          Certain definitions. For purposes of this Article XI:

1.          “Business Combination” shall mean any transaction that is referred to in any one or more of the following clauses:

(a)          any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other Person (whether or not itself an Interested Shareholder) that is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(b)          any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

(c)          the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(d)          the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

(e)          any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary that is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

2.          “Person” shall mean any natural person, organization, corporation, company, limited liability company, partnership, limited partnership or other entity.

3.          “Interested Shareholder” shall mean any Person (other than the Corporation or any Subsidiary or employee benefit plan of the Corporation or any Subsidiary) that:

(a)          is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation representing 15% or more of the voting power of the outstanding Voting Stock; or

(b)          at any time within the two-year period immediately prior to the applicable date was the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation representing 15% or more of the voting power of the then outstanding Voting Stock.

4.          A Person shall be a “beneficial owner” of any shares of capital stock that:

(a)          such Person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act; or

(b)          such Person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(c)          are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of such stock.

5.          For the purpose of determining whether a Person is an Interested Shareholder pursuant to Paragraph 3 of this Section B, the number of shares of Voting Stock deemed to be outstanding shall include the shares deemed to be owned by such Person through application of Paragraph 4 of this Section B but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.          “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

7.          “Subsidiary” shall mean any Person of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation.

8.          “Disinterested Director” shall mean any member of the Board of Directors who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors immediately before the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

9.          “Fair Market Value” shall mean: (a) in the case of stock, (i) the highest closing sale price of a share of stock during the 30-day period immediately preceding the date in question on the principal United States securities exchange on which such stock is listed, or (ii) if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the Nasdaq National Market or any similar system then in use, or (iii) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; or (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

10.          In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Paragraph 2(a) of Section A of this Article XI shall include the shares of Common Stock and the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

11.          “Equity Security” shall have the meaning ascribed to such term in Section 3(a)(11) of the Exchange Act.

12.          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

13.          “Voting Stock” shall mean shares of the Corporation’s capital stock which are entitled at the time of the Business Combination to vote generally in the election of Directors.

C.          Powers of the Board of Directors. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article XI, on the basis of information known to them after reasonable inquiry, (1) whether a Person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any Person, (3) whether a Person is an Affiliate or Associate of another, and (4) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article XI.

D.          No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article XI shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

E.          Amendment of Article XI. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article XI.

ARTICLE XII

SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of the shareholders for any purpose or purposes may be called by the Chairman of the Board or the President, unless otherwise prescribed by law, and shall be called by the Chairman of the Board, the President or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of shareholders owning at least 25% of the outstanding shares of capital stock entitled to vote at such meeting. The record date for determining the shareholders entitled to call a special meeting shall be determined in accordance with the Corporation’s Bylaws. A request for a special meeting shall state the purpose or purposes of the proposed meeting. The person receiving the written request shall within five (5) days from the date of its receipt cause notice of the meeting to be given in the manner provided in the Corporation’s Bylaws. If, and only if, the person does not give notice of the meeting within five (5) days after the date of receipt of written request, the person or persons calling the meeting may fix the time of meeting and give notice in the manner provided in the Corporation’s Bylaws. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice of such meeting or in an executed waiver of notice thereof.

Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote thereon shall be required to amend or repeal, or adopt any provision inconsistent with, this Article XII.

ARTICLE XIII

AMENDMENT TO BYLAWS

Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote thereon shall be required to amend or repeal, or adopt any provision inconsistent with, the following provisions of the Bylaws of the Corporation: Article II, Sections 3, 4, 5, 9, 10 and 12, Article III, Section 2, Article IV, Section 1, and Article IX, Section 1.

Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote thereon shall be required to amend or repeal, or adopt any provision inconsistent with, this Article XIII.

ARTICLE FIVE

Pursuant to the Plan, each share of the Corporation’s common stock, no par value per share, and preferred stock, including all series and classes thereof, no par value per share, issued and outstanding immediately prior to the effective date of the Plan shall be canceled and eliminated, automatically without any action on the part of the holders thereof, in its entirety on the effective date of the Plan, which is expected to be February 12, 1996.

ARTICLE SIX

The manner in which the amendments will effect a change in the amount of stated capital, and the amount of stated capital as changed by such amendments, are as follows:

Pursuant to Article 4.14 of the TBCA, the Plan and the Confirmation Order, the cancellation and elimination of each issued and outstanding share of common stock and preferred stock, as described in ARTICLE FIVE above, will reduce the Corporation’s stated capital to $0.00. The issuance of shares of Common Stock and Preferred Stock authorized by these Amended and Restated Articles of Incorporation pursuant to the Plan and Confirmation Order will increase the amount of the Corporation’s stated capital. Until the number of such shares to be issued is determined and such shares are actually issued as contemplated by the Plan and Confirmation Order, the amount of stated capital reflecting the issuance of such shares of Common Stock and Preferred Stock cannot be determined.

ARTICLE SEVEN

Pursuant to Article 10.03 of the TBCA these Amended and Restated Articles of Incorporation shall become effective at 8:30 a.m., on February 12, 1996.

Dated the 7th day of February 1996

EL PASO ELECTRIC COMPANY

By:	/s/ GARY R. HEDRICK
Name:	Gary R. Hedrick
Title:	Vice President